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          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors and Shareholders
ING Series Fund, Inc:

We consent to the use of our reports dated July 22, 2005, incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                 /s/KPMG LLP



Boston, Massachusetts
September 29, 2005